Exhibit 99.2

Cartesian Reports Revised Fourth Quarter and Full Year 2013 Financial Results

Cartesian, the trading name of The Management Network Group, Inc. ("Cartesian" or the "Company"), issued a press release providing information on its results of operations for the three months and fiscal year ended December 28, 2013 (the “Earnings Release”), which was issued on February 27, 2014. The following revised financial tables reflect the impact of the subsequent events described in Item 2.02 of the Form 8-K/A filed on March 26, 2014.

On March 3, 2014, the arbitrator in Richard P. Nespola v. The Management Network Group, Inc. issued an interim award, finding that Mr. Nespola's employment was terminated by the Company without cause and that Mr. Nespola was entitled to severance under his employment agreement with the Company.  In the second phase of the proceedings, the arbitrator will rule on Mr. Nespola's claim for damages, attorneys' fees and costs based upon the interim award and the Company's claim for certain attorneys' fees and costs.  Based on this information, Cartesian has recorded a charge of $1.5 million to selling, general and administrative expenses during the thirteen weeks ended December 28, 2013 for the amount of severance which may be payable under the terms of Mr. Nespola’s employment agreement. The Company has not recorded a liability relating to any amounts that may be awarded to Mr. Nespola in the arbitration with respect to his attorneys’ fees and costs because such amounts are not currently reasonably estimable. As a result, the amount of any award granted by the arbitrator could be materially higher than the liability recorded. This subsequent event occurred after Cartesian’s issuance of the Earnings Release, but prior to the filing of its Annual Report on Form 10-K for the year ended December 28, 2013.

The following are revised financial tables reflecting the Company's financial results for its 2013 fourth quarter and full year ended December 28, 2013, taking into account the subsequent events described above. The Company's reported GAAP results for Selling, general and administrative expenses, Income (loss) from operations, Income (loss) before income taxes, Net income (loss) and Net income (loss) per common share as well as the Company's GAAP Current liabilities and Total Stockholders' Equity were impacted by the recorded liability. The Company's Non-GAAP adjusted net income (loss) for the fourth quarter and full year ended December 28, 2013 contained in the Initial Filing remain unchanged.

THE MANAGEMENT NETWORK GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012

Revenues	$13,931	$12,932	$55,371	$53,009

Cost of services	8,589	7,933	34,529	32,951

Gross profit	5,342	4,999	20,842	20,058

Selling, general and administrative expenses (includes non-cash share-based compensation expense of $205 and $11 for the thirteen weeks ended December 28, 2013 and December 29, 2012, respectively and $737 and $20 for the fifty two weeks ended December 28, 2013 and December 29, 2012, respectively)	6,761	4,726	22,784	21,155
Income (loss) from operations	(1,419)	273	(1,942)	(1,097)
Other income	2	8	4	16
Income (loss) before income taxes	(1,417)	281	(1,938)	(1,081)
Income tax provision	(55)	(16)	(114)	(106)
Net income (loss)	$(1,472)	$265	$(2,052)	$(1,187)

Net income (loss) per common share:
Basic and diluted	$(0.20)	$0.04	$(0.29)	$(0.17)

Weighted average shares used in calculation of net income (loss) per common share
Basic	7,150	7,113	7,131	7,103
Diluted	7,150	7,118	7,131	7,103

THE MANAGEMENT NETWORK GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 28,	December 29,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,780	$12,177
Accounts receivable, net	11,716	12,762
Prepaid and other current assets	1,751	658
Total current assets	27,247	25,597

NONCURRENT ASSETS:
Property and equipment, net	1,202	1,355
Goodwill	8,225	8,160
Other noncurrent assets	150	204
Total Assets	$36,824	$35,316

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$2,036	$975
Accrued payroll, bonuses and related expenses	4,249	4,003
Deferred revenue	591	605
Accrued severance liability	1,491	-
Other accrued liabilities	1,631	1,809
Total current liabilities	9,998	7,392

NONCURRENT LIABILITIES:
Deferred income tax liabilities	586	472
Other noncurrent liabilities	342	441
Total noncurrent liabilities	928	913

TOTAL STOCKHOLDERS' EQUITY	25,898	27,011
Total Liabilities and Stockholders’ Equity	$36,824	$35,316

THE MANAGEMENT NETWORK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED NET INCOME (LOSS)
(unaudited)
(in thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012

Reconciliation of GAAP net income (loss) to non-GAAP adjusted net income (loss):
GAAP net income (loss)	$(1,472)	$265	$(2,052)	$(1,187)

Depreciation and amortization	167	178	670	767
Non-cash share based compensation expense	205	11	737	21
Accrued executive severance	1,491	-	1,491	-
Tax effect of applicable non-GAAP adjustments 1	55	16	114	106
Adjustments to GAAP net income (loss)	1,918	205	3,012	894

Non-GAAP adjusted net income (loss)	$446	$470	$960	$(293)

Reconciliation of GAAP net income (loss) per diluted common share to non-GAAP adjusted net income (loss) per diluted common share:
GAAP net income (loss) per diluted common share	$(0.20)	$0.04	$(0.28)	$(0.17)

Depreciation and amortization	0.02	0.03	0.09	0.11
Non-cash share based compensation expense	0.03	0.00	0.10	0.00
Accrued executive severance	0.20	-	0.20	-
Tax effect of applicable non-GAAP adjustments 1	0.01	0.00	0.02	0.02
Adjustments to GAAP net income (loss) per diluted common share	0.26	0.03	0.41	0.13

Non-GAAP adjusted net income (loss) per diluted common share	$0.06	$0.07	$0.13	$(0.04)

Weighted average shares used in calculation of Non-GAAP adjusted net income (loss) per diluted common share	7,248	7,118	7,203	7,103

Footnote 1: The Company calculated the tax effect of non-GAAP adjustments by applying an applicable estimated jurisdictional tax rate to each specific non-GAAP item after consideration of the Company's valuation allowance.

Non-GAAP Adjustments

In making the non-GAAP adjustments in the table set forth above, the Company took into account certain non-cash expenses and expenses unrelated to its core operations, including tax effects as applicable.  Management believes non-GAAP financial information provides a useful basis for evaluating underlying business performance, but should not be considered in isolation and is not a substitute for GAAP financial information.  The Company believes that providing such adjusted results allows investors and other users of the Company’s financial statements to better understand Cartesian’s comparative operating performance for the periods presented.

Cartesian’s management uses the non-GAAP financial measure in its own evaluation of the Company’s performance, particularly when comparing performance to the prior year’s period and on a sequential basis.  Cartesian’s non-GAAP measure may differ from similar measures used by other companies, even if similar terms are used to identify such measures.  Although Cartesian’s management believes the non-GAAP financial measure is useful in evaluating the performance of its business, Cartesian acknowledges that items excluded from such measure have a material impact on the Company’s net income (loss) and net income (loss) per share calculated in accordance with GAAP.  Therefore, management uses non-GAAP measures in conjunction with GAAP results.  Investors and other users of our financial information should also consider the above factors when evaluating Cartesian’s results.